Exhibit 10.46

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is entered into as of September 24, 2007 (the “Effective Date”) between Vivato Networks, Inc., a Delaware corporation (the “Contractor”), and Catcher Holdings, Inc., a Delaware corporation having a place of business at 44084 Riverside Parkway, Suite 320 Leesburg, Virginia 20176 (“Company”). The parties hereby agree as follows:

1. Engagement of Services. Contractor agrees to provide to Company the services specified on Exhibit A hereto (the “Services”).

2. Compensation; Timing. On the Effective Date, Company shall pay Contractor $60,000, which shall be payment for the first 30 day period in which Contractor shall provide the Services. After such 30 day period, the Company shall pay an additional $60,000 for each subsequent 30 day period in which Contractor shall provide the Services (the “Monthly Fee”). Company will not reimburse any expenses of Contractor in connection with Contractor’s provision of the Services. Upon termination of this Agreement for any reason, Contractor will refund a pro rata amount of the Monthly Fee. Company shall have the right during normal business hours to audit the documents, books, records and other information of Contractor as reasonably necessary to determine compliance with Section 1.

3. Independent Contractor Relationship. Contractor’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Contractor will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Contractor is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company manager. Contractor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Contractor’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law.

4. Disclosure and Assignment of Work Resulting from the Services.

4.1 “Innovations” and “Company Innovations” Definitions. “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress. “Company Innovations” means Innovations that Contractor, solely or jointly with others, conceives, develops or reduces to practice related to the Services

4.2 Disclosure and Assignment of Company Innovations. Contractor agrees to maintain adequate and current records of all Company Innovations, which records shall be and remain the property of Company. Contractor agrees to promptly disclose and describe to Company all Company Innovations. Contractor hereby does and will assign to Company or Company’s designee all of Contractor’s right, title and interest in and to any and all Company Innovations and all associated records. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by Contractor to

Company, Contractor hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to the Company Innovations can neither be assigned nor licensed by Contractor to Company, Contractor hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest.

4.3 Assistance. Contractor agrees to perform, during and after the term of this Agreement, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure Contractor’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Company Innovations as provided under this Agreement, Contractor hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Contractor’s agents and attorneys-in-fact to act for and on Contractor’s behalf and instead of Contractor to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights under such Company Innovations, all with the same legal force and effect as if executed by Contractor. The foregoing is deemed a power coupled with an interest and is irrevocable.

4.4 Out-of-Scope Innovations. If Contractor incorporates or permits to be incorporated any Innovations relating in any way, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation, to Company’s business or actual or demonstrably anticipated research or development but which were conceived, reduced to practice, created, derived, developed or made by Contractor (solely or jointly) either unrelated to Contractor’s work for Company under this Agreement or prior to the Effective Date (collectively, the “Out-of-Scope Innovations”) into any of the Company Innovations, then Contractor hereby grants to Company and Company’s designees a non-exclusive, royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to such Out-of-Scope Innovations. Notwithstanding the foregoing, Contractor agrees that Contractor will not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Innovations into any Company Innovations without Company’s prior written consent.

5. Confidentiality.

5.1 Definition of Confidential Information. “Confidential Information” means (a) any technical and non-technical information related to the Company’s business and current, future and proposed products and services of Company, including for example and without limitation, Company Innovations, Company Property (as defined in Section 6), and Company’s information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information and marketing plans and (b) any information that may be made known to Contractor and that Company has received from others that Company is obligated to treat as confidential or proprietary.

5.2 Nondisclosure and Nonuse Obligations. Except as permitted in this Section, Contractor shall not use, disseminate or in any way disclose the Confidential Information. Contractor may use the Confidential Information solely to perform the Services for the benefit of Company. Contractor shall treat all Confidential Information with the same degree of care as Contractor accords to Contractor’s own confidential information, but in no case shall Contractor use less than reasonable care. Contractor shall disclose Confidential Information only to those of Contractor’s employees who have a need to know such information. Contractor certifies that each such employee will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Contractor under this Agreement. Contractor shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Contractor shall assist Company in remedying any such unauthorized use or disclosure of the Confidential Information. Contractor agrees not to communicate any information to Company in violation of the proprietary rights of any third party.

5.3 Exclusions from Nondisclosure and Nonuse Obligations. Contractor’s obligations under Section 5.2 shall not apply to any Confidential Information that Contractor can demonstrate by written evidence (a) was in the public domain at or subsequent to the time such Confidential Information was communicated to Contractor by Company through no fault of Contractor; (b) was rightfully in Contractor’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to Contractor by Company; or (c) was developed by employees of Contractor independently of and without reference to any Confidential Information communicated to Contractor by Company. A disclosure of any Confidential Information by Contractor (i) in response to a valid order by a court or other governmental body or (ii) as otherwise required by law shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Contractor shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

6. Ownership and Return of Confidential Information and Company Property. All Confidential Information and any materials (including, without limitation, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) furnished to Contractor by Company, whether delivered to Contractor by Company or made by Contractor in the performance of services under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the “Company Property”), are the sole and exclusive property of Company or Company’s suppliers or customers. Contractor agrees to keep all Company Property at Contractor’s premises unless otherwise permitted in writing by Company. Within five (5) days after any request by Company, Contractor shall destroy or deliver to Company, at Company’s option, (a) all Company Property and (b) all materials in Contractor’s possession or control that contain or disclose any Confidential Information. Contractor will provide Company a written certification of Contractor’s compliance with Contractor’s obligations under this Section.

7. Observance of Company Rules. At all times while on Company’s premises, Contractor will observe Company’s rules and regulations with respect to conduct, health, safety and protection of persons and property.

8. No Conflict of Interest. During the term of this Agreement, Contractor will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with Contractor’s obligations, or the scope of services to be rendered for Company, under this Agreement. Contractor warrants that, to the best of Contractor’s knowledge, there is no other existing contract or duty on Contractor’s part that conflicts with or is inconsistent with this Agreement. Contractor agrees to indemnify Company from any and all loss or liability incurred by reason of the alleged breach by Contractor of any services agreement with any third party.

9. Term and Termination.

9.1 Term. This Agreement is effective as of the Effective Date set forth above and will terminate upon either (i) the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of September 24, 2007, by and among the Company, Huckleberry Acquisition Corporation, Contractor and Gary Haycox as Stockholders’ Agent (the “Merger Agreement”) or (ii) the termination of the Merger Agreement.

9.2 Effect of Expiration or Termination. The definitions contained in this Agreement and the rights and obligations contained in this Section and Sections 4, 5, 6, 10 and 11 will survive any termination or expiration of this Agreement.

10. Noninterference with Business. During this Agreement, and for a period of one (1) year immediately following the termination or expiration of this Agreement, Contractor agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Company.

11. General Provisions.

11.1 Successors and Assigns. Contractor may not subcontract or otherwise delegate Contractor’s obligations under this Agreement without Company’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of Company’s successors and assigns, and will be binding on Contractor’s assignees.

11.2 Injunctive Relief. Contractor’s obligations under this Agreement are of a unique character that gives them particular value; Contractor’s breach of any of such obligations will result in irreparable and continuing damage to Company for which money damages are insufficient, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate).

11.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission or electronic mail, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may provide in writing.

11.4 Governing Law; Forum. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Virginia, as such laws are applied to agreements entered into and to be performed entirely within Virginia between Virginia residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Virginia, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Virginia, such personal jurisdiction shall be nonexclusive.

11.5 Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

11.6 Waiver; Modification. If Company waives any term, provision or Contractor’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by Contractor. This Agreement may be modified only by mutual written agreement of authorized representatives of each of the parties.

11.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous agreements concerning such subject matter, written or oral.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

VIVATO NETWORKS, INC.		CATCHER HOLDINGS, INC.

By:	/s/ Gary Haycox	By:	/s/ Robert H. Turner
Name:	Gary Haycox	Name:	Robert H. Turner
Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT A

SERVICES

Services	Milestones

Acceptance Criteria	Acceptance Procedure